EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                         THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                ------------------------------------
                                                                                      2000                1999
                                                                                ----------------    ----------------
Numerator:
     Net income                                                                        $ 65,326           $ 109,905
                                                                                ----------------    ----------------
     Numerator for basic earnings per share -- income available to
        common stockholders                                                              65,326             109,905
     Effect of dilutive securities:
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                           - (1)           3,112
                                                                                ----------------    ----------------
     Numerator for diluted earnings per share -- income available to
        common stockholders after assumed conversion                                   $ 65,326           $ 113,017
                                                                                ================    ================

Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                          385,644             419,036
     Effect of dilutive securities:
        Net effect of dilutive stock options                                              2,625               7,535
        Restricted shares issued                                                            750                   -
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                               - (1)          15,502
                                                                                ----------------    ----------------
                Dilutive potential common shares                                          3,375              23,037
                                                                                ----------------    ----------------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                                 389,019             442,073
                                                                                ================    ================

Basic earnings per share                                                                 $ 0.17              $ 0.26
                                                                                ================    ================

Diluted earnings per share                                                               $ 0.17              $ 0.26
                                                                                ================    ================



(1) The effect of these securities was antidilutive for the three months ended March 31, 2000.